News Release


[GRAPHIC OMITTED]

1330 Post Oak Boulevard
P.O. Box 2120
Houston, Texas 77252-2120
(713) 623-6544

Union Texas Petroleum

Contact:       Carol Cox
               713-968-2714


                  UNION TEXAS PETROLEUM ANNOUNCES $229 MILLION
                             CAPITAL BUDGET FOR 1997


          Houston, January 22, 1997 -- The Board of Directors of Union Texas Petroleum Holdings, Inc. (NYSE: UTH) has approved a 1997 capital spending budget of approximately $229 million, up 23% from $186 million spent in 1996. The higher spending in 1997 includes increased capital programs in Union Texas' worldwide exploration activities and its petrochemical business in Louisiana.
          "Union Texas' higher capital spending in 1997 is evidence of our strong commitment to grow the company and create value for our shareholders," said Chairman and CEO John Whitmire. "Our 1997 budget is centered on an expanded and diversified exploration program, development projects to add production,and programs to enhance our profitable petrochemical business. We see many exciting growth opportunities in 1997 for Union Texas and we are working hard to capitalize on these opportunities."

1997 Exploration Budget Up Nearly 90% from 1996
-----------------------------------------------
          Union Texas' 1997 capital plans call for approximately $68 million for exploration activities, an increase of nearly 90% from $36 million spent in 1996. The 1997 exploration program is focused on drilling and seismic activities in Italy, Tunisia and Alaska and other areas in Latin

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America,  Africa, the Middle East and Central Asia where the company is actively pursuing a number of new exploration ventures. Union Texas also plans to participate in exploration programs in the United Kingdom, Indonesia and Pakistan where the company currently has producing operations.

Highlights of Union Texas' 1997 exploration  program include:

o In Italy's Southern Apennines area, drilling will be completed on the Monte Foi prospect, the first exploration well in which Union Texas is participating in this area. In addition, extensive seismic programs will be conducted on several other blocks in the Southern Apennines area
o Two to three wells in Tunisia, including one or two wells on the offshore Ramla block and one well on the onshore Jeffara block
o Eleven exploration wells in Pakistan, including the first exploration well on the Eastern Sindh block
o Up to four exploration wells in the United Kingdom, of which two wells are planned in St. George's Channel
o Up to four exploration wells and continuation of a phased three-year 3-D seismic survey on the Sanga-Sanga block in Indonesia
o A seismic program and possibly an exploration well in late 1997 on the Kenai Peninsula in Alaska
o Drilling on several other exploration blocks which will be announced pending receipt of necessary approvals.
          Union Texas said its 1997 exploration program places a greater emphasis on proven
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hydrocarbon  basins and less  emphasis on frontier  plays which had been pursued during the past several years.

$127 Million Earmarked for Development Projects in 1997
-------------------------------------------------------
          Union Texas has allocated about $127 million in 1997 for oil and gas development projects, down from $150 million spent in 1996. A major component of Union Texas' 1997 development plans is the company's participation in the U.K. North Sea's Britannia gas development project, in which Union Texas has a 9.42% unit interest. The company has earmarked about $43 million for additional development drilling, platform fabrication and facilities work for Britannia in 1997, compared to $56 million spent in 1996. The largest undeveloped gas field in the United Kingdom, Britannia is anticipated to commence production in mid to late 1998. The field's platform is being designed to handle gross production of up to 740 million cubic feet of gas and up to 70,000 barrels of condensate and natural gas liquids per day.
          Of the remaining $26 million allocated for development projects in the United Kingdom for 1997, approximately $10 million is earmarked for development work at the producing Alba oil field, including additional extended-reach wells to the field's southern portion. Development activity at Alba during 1996 boosted the oil field's production capacity from 75,000 gross barrels a day to 100,000 gross barrels by the end of 1996. Union Texas has a 15.5% working interest in Alba.
          Union Texas' 1997 development plans include $8 million for the initial development of the Alpine oil field in the Western Colville area on Alaska's North Slope. Union Texas has a 22% working interest in Alpine, a large new field being developed by Union Texas and its co-venturers ARCO Alaska, Inc. (operator) and Anadarko Petroleum Corp. Alpine is anticipated to start producing


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at an  initial  rate of  30,000  gross  barrels  of oil per day in  early  2000, increasing to 60,000 gross barrels in 2001.
          Union Texas also has budgeted about $36 million on development projects at its interests in Indonesia and about $14 million on development activities at its operations in Pakistan. The company also said it is evaluating several downstream projects in Pakistan and elsewhere around the world.

Petrochemicals Capital Spending Rises to $32 Million in 1997
------------------------------------------------------------
          At its petrochemical operations in Louisiana, Union Texas plans to spend about $32 million on capital projects, four times the $8 million spent in 1996. Union Texas' activities at its petrochemical operations during 1997 will include the construction and installation of an additional furnace at its jointly-owned ethylene plant in Geismar, Louisiana. The new furnace is scheduled to commence start-up operations in the fourth quarter of 1997. The company will also undertake projects to enhance its feedstock supply system to take advantage of new offshore gas production and related natural gas liquids from the Gulf of Mexico.
          One of the largest independent producers located in the U.S., Houston-based Union Texas explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic international areas. The company has petrochemical interests in the U.S. Union Texas celebrated its 100th anniversary in January 1996.
          This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including price volatility, exploration, development, operational and implementation risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially. This capital spending budget is subject to revision based upon results of activities, market conditions, acquisition opportunities and other factors.

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                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                               CAPITAL SPENDING 1
                              (DOLLARS IN MILLIONS)


                                                                          Planned               1996
                                                                          -------               ----
                                                                            1997
                                                                            ----

United Kingdom
     Exploration                                                          $     7              $     3
     Britannia Development                                                $    43              $    56
     Other Development                                                    $    26              $    38
Indonesia
      Exploration                                                         $     8              $     4
      Development                                                         $    36              $    31
Pakistan
      Exploration                                                         $    15              $     8
      Development                                                         $    14              $    12
Alaska
      Exploration                                                         $     7              $    10
      Development                                                         $     8              $     3
Other International Exploration 2                                         $    31              $    11
                                                                          -------              -------
      Total Exploration & Development                                     $   195              $   176
Petrochemicals                                                            $    32              $     8
Corporate                                                                 $     2              $     2
                                                                          -------              -------
      Total Capital Spending                                              $   229              $   186


1 Includes the company's equity interests in the Unimar partnership and excludes capitalized interest.

2  Includes Italy, Tunisia and other new areas.

  For additional information, contact:

    Carol Cox, media                                        713-968-2714
    John Zimmerman, analysts and investors                  713-968-2740

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